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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                 SCHEDULE 14D-9
                                (AMENDMENT NO. 2)

          SOLICITATION/RECOMMENDATION STATEMENT UNDER SECTION 14(D)(4)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

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                       APPLIED GRAPHICS TECHNOLOGIES, INC.
                            (Name of Subject Company)

                       APPLIED GRAPHICS TECHNOLOGIES, INC.
                        (Name of Person Filing Statement)

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                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
                         (Title of Class of Securities)

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                                    037937208
                      (CUSIP Number of Class of Securities)

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                              MARTIN D. KRALL, ESQ.
           EXECUTIVE VICE PRESIDENT, CHIEF LEGAL OFFICER AND SECRETARY
                       APPLIED GRAPHICS TECHNOLOGIES, INC.
                              450 WEST 33RD STREET
                            NEW YORK, NEW YORK 10001
                                 (212) 716-6600
       (Name, Address and Telephone Number of Person Authorized to Receive
      Notices and Communications on Behalf of the Person Filing Statement)

                            -------------------------

                                    COPY TO:

                              TED S. WAKSMAN, ESQ.
                           WEIL, GOTSHAL & MANGES LLP
                                767 FIFTH AVENUE
                            NEW YORK, NEW YORK 10153
                                 (212) 310-8000

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|_|  CHECK THE BOX IF THE FILING RELATES SOLELY TO PRELIMINARY COMMUNICATIONS
     MADE BEFORE THE COMMENCEMENT OF A TENDER OFFER.

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           This Amendment No. 2 amends and supplements the
Solicitation/Recommendation Statement on Schedule 14D-9 initially filed with the Securities and Exchange Commission (the "SEC") on June 20, 2003 (as previously filed with the SEC and thereafter amended, the "Schedule 14D-9"), by Applied Graphics Technologies, Inc., a Delaware corporation ("AGT"), relating to the tender offer made by KAGT Acquisition Corp. ("Purchaser"), a wholly owned subsidiary of KAGT Holdings, Inc., as set forth in a Tender Offer Statement filed by Purchaser on Schedule TO, dated June 20, 2003 (as previously filed with the SEC and thereafter amended, the "Schedule TO"), to pay $0.85 net per share in cash, without interest thereon, for each share of common stock, par value $.01 per share, upon the terms and subject to the conditions set forth in the Schedule TO.

           The information in the Schedule 14D-9 is hereby expressly incorporated herein by reference, except as otherwise set forth below. Capitalized terms used herein but not otherwise defined herein shall have the meanings given to them in the Schedule 14D-9.


ITEM 9.  MATERIALS TO BE FILED AS EXHIBITS.

Item 9 is hereby amended and supplemented by adding thereto the following:


EXHIBIT NUMBER                                DESCRIPTION
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Exhibit a(5)             Press Release issued by the Company on July 15, 2003.








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                                    SIGNATURE


           After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.



                                 APPLIED GRAPHICS TECHNOLOGIES, INC.

                                 By: /s/ KENNETH TOROSIAN
                                     -----------------------------------------
                                     Name: Kenneth Torosian
                                     Title: Senior Vice President and
                                            Chief Financial Officer


Dated: July 15, 2003

























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